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                                                                   Exhibit 10.54

                                  [GUPTA LOGO]

October 31, 2003

Mr. Jeffrey L. Bailey
5 La Noria
Orinda, CA 94563

Dear Mr. Bailey:

This letter outlines the conditions upon which you would be eligible to receive severance benefits from Gupta ("Company") and supercedes any other severance agreement between you and the Company and/or Platinum Equity, whether written or verbal.

In the event that either: (a) the Company terminates your employment without Cause (hereinafter defined) or (b) you terminate your employment for Good Reason (hereinafter defined), the Company shall pay to you an amount equal to twelve months of your then current base salary, payable in accordance with the Company's then current payroll processes and procedures. In addition, you and your qualified dependants will continue to be eligible to receive, while you are receiving the severance benefits described in the preceding sentence, medical, dental and vision health benefits at the same rates and under the same conditions as are applicable to then current Company employees. Your participation in any other Company or its affiliate's employee benefit plans will terminate in accordance with the terms of such plans. As used herein.
"Good Reason" shall mean the assignment to you of duties, position or status inconsistent with and of tower rank than those held or performed by you as of the dam of this letter; and "Cause" shall mean (1) any action which constitutes willful dishonesty or deliberate injury to the Company or any of its affiliated companies, or (2) any criminal conduct, or (3) a violation of or other failure by you to perform your obligations or responsibilities.

Any payment made by the Company pursuant to this section of this letter shall
(a) include the accrued but unused vacation that you have accrued through your termination date, (b) be subject to and reduced by all necessary and appropriate withholdings and deductions, and (c) be contingent upon you executing a mutually acceptable release of the Company and its affiliate.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws of the State of California, without giving effect to its conflict of law principles.

Very truly yours,

/s/ Kirit Patel
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Kirit Patel
Senior Vice President
Platinum Equity

     Gupta Technologies, LLC - 975 Island Drive, Redwood Shores, CA 94065 -
             P 650.596.3400 F 65.596.4690 - www.guptaworldwide.com